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                                                                    EXHIBIT 12.1

                       RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges is as follows:

                                                                                       Nine-Month        Fiscal
                                                                                         Period           Year
                                                         Year Ended                      Ended            Ended
                                                         December 31,                  December 31,     March 31,
                                            2002           2001         2000              1999            1999
                                            ----           ----          ----             ----            ----
                                                             (In thousands, except for ratios)
Earnings:
     Income (loss) from continuing
       operations before provision
       for income taxes and
       extraordinary item                $ (771,141)    $   85,907     $  (14,229)     $  32,503      $  176,794

     Minority interest                            -              -              -              -          (3,516)
     Equity in undistributed earnings
       (losses) of affiliates                 1,053         (3,418)        18,624         11,165           9,218

     Interest expense                        15,124         39,663         43,605         35,743          63,240

     Portion of rents representative
       of the interest factor                15,011         14,442         14,418         11,385          31,989
                                         -----------------------------------------------------------------------

                                         $ (739,953)    $  136,594     $   62,418      $  90,796      $  277,725
                                         -----------------------------------------------------------------------
Fixed charges:
     Interest expense, including
       amount capitalized                    17,947         41,040         45,994         37,679          63,818

     Portion of rents representative
       of the interest factor                15,011         14,442         14,418         11,385          31,989
                                         -----------------------------------------------------------------------

                                         $   32,958     $   55,482     $   60,412      $  49,064      $   95,807
                                         -----------------------------------------------------------------------

Ratio of earnings to fixed charges                -          2.46x          1.03x          1.85x           2.90x
                                         =======================================================================